Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	Investor Relations: John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS RAISES FISCAL THIRD QUARTER OUTLOOK

PEMBROKE, Bermuda — June 15, 2009 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today revised upward its outlook for the fiscal third quarter ending June 26, 2009.  As a reminder, this outlook excludes the company’s Wireless Systems segment which will be reported as a discontinued operation beginning with Tyco Electronics’ fiscal third quarter earnings release.

•                  The company currently expects sales of $2.45 billion to $2.55 billion, versus the previous guidance range of $2.35 billion to $2.45 billion. The increase in revenue is due to improved sales in the consumer-related end markets served by the Electronic Components segment, additional project revenue in the Undersea Telecommunications segment and foreign currency translation.

•                  GAAP income from operations is now expected to be $25 million to $55 million, which includes restructuring charges of approximately $60 million. Adjusted operating income is expected to be $85 million to $115 million, versus prior guidance of $40 million to $70 million. The improvement in adjusted operating income versus prior guidance is due to increased revenue in the Electronic Components and Undersea Telecommunications segments, as well as accelerated execution on restructuring and other cost actions.

•                  GAAP earnings per share (EPS) from continuing operations are now expected to be $0.00 to $0.07, including restructuring charges of approximately $0.10 per share. Adjusted EPS from continuing operations are expected to be $0.10 to $0.17, compared to prior guidance of $0.01 to $0.06.

The following table shows a comparison of the company’s prior outlook issued as part of our fiscal second quarter earnings release and the revised outlook:

($ in millions, except per share	Q3 Outlook	Revised
amounts)	Issued April 29	Q3 Outlook

Sales	$2,350 to $2,450	$2,450 to $2,550

Operating Income	$0 to $30	$25 to $55

Restructuring Charges	$40	$60

Adjusted Operating Income	$40 to $70	$85 to $115

Interest Expense (Net)	$37	$37

Other Income	$11	$11

Adjusted Tax Expense	$12 to $18	$10 to $15

GAAP (Loss)/ Earnings Per Share From Continuing Operations	$(0.05) to $0.00	$0.00 to $0.07

Adjusted EPS From Continuing Operations	$0.01 to $0.06	$0.10 to $0.17

The company will report complete results for its fiscal third quarter before trading begins on July 29, 2009.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and specialty products, with fiscal 2008 sales of US$14.8* billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems and consumer electronics; telecommunications; aerospace, defense and marine; medical; and alternative energy and lighting. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage. More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.  (* Includes revenue from the company’s former Wireless Systems segment, which will be reported as a discontinued operation beginning in the fiscal third quarter of 2009.)

NON-GAAP MEASURES

The company has discussed above its expected operating income before unusual items including costs related to legal settlements, restructuring costs, impairment charges and other income or charges (“Adjusted Operating Income”). The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions. It is also a significant component in the company’s incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it better reflects the company’s underlying operating results, trends and the comparability of these results between periods. The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges related to litigation settlement costs, restructuring costs, impairment charges and other income or charges that may mask the underlying operating results and/or business trends. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company has discussed above income tax expense after adjusting for the tax effect of unusual items including charges related to restructuring, impairment and other income or charges (“Adjusted Tax Expense”). The company utilizes Adjusted Tax Expense to provide investors further information regarding the tax effects of adjustments used in determining the non-GAAP financial measure Adjusted Earnings Per Share (as defined below). The difference between Adjusted Tax Expense and income tax expense (the most comparable GAAP measure) is the tax effect of adjusting items. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease income tax expense. This limitation is best addressed by using Adjusted Tax Expense in combination with income tax expense in order to better understand the amounts, character and impact of any increase or decrease in reported amounts.

The company has discussed above its expected adjusted diluted earnings per share, which is earnings per share from continuing operations before unusual items, including charges related to legal settlements and reserves, restructuring charges, impairment charges, tax sharing income related to the adoption of FIN 48 and other income or charges (“Adjusted Earnings Per Share”). The company utilizes Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of unusual items, which may recur occasionally, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. This limitation is best addressed by using Adjusted Earnings Per Share in combination with earnings per share (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements in this release include statements addressing the following subjects: our future financial condition and operating results. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; future goodwill impairment; competition and pricing pressure; fluctuations in foreign currency exchange rates; political, economic and military instability in countries outside the U.S.; compliance with current and future environmental and other laws and regulations; and the possible effects on us of changes in tax laws, tax treaties and other legislation. More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K/A for the fiscal year ended September 26, 2008 and Quarterly Reports on Form 10-Q for the quarterly periods ended December 26, 2008 and March 27, 2009, as well as in Tyco Electronics’ Current Reports on Form 8-K and other reports filed by Tyco Electronics with the Securities and Exchange Commission. Tyco Electronics will provide additional discussion and analysis and other important information concerning its fiscal third quarter financial results and condition when it reports actual results.

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